Exhibit 99.1
STONE ENERGY CORPORATION
Announces Production Restoration at Amberjack
LAFAYETTE, LA. September 28, 2006
     Stone Energy Corporation (NYSE: SGY) today announced that production has recommenced at the Mississippi Canyon 109 Amberjack Platform following repairs and rerouting of the oil pipeline damaged during Hurricane Katrina in August 2005. Limited oil production from the Amberjack Platform was initially restored in early September via barging, but the restoration of the pipeline should allow Stone to produce from the platform at a rate of approximately 50-60 MMcfe per day, net to Stone, during the fourth quarter. This should enable Stone to produce company-wide at a rate of approximately 250 MMcfe per day in the fourth quarter. Stone has a 100% working interest in Block 109 and a 24.8% working interest in Block 108 and is the operator of the field.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico, the deep shelf of the Gulf of Mexico, the deepwater of the Gulf of Mexico, the Rocky Mountain region and the Williston Basin. Stone is also engaged in an exploratory joint venture in Bohai Bay, China. For additional information, contact Kenneth H. Beer, Chief Financial Officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.